                                                                    Exhibit 3.65
                        AGREEMENT OF PURCHASE AND SALE


                                    between


                             VERTEX VENTURES INC.


                                      and


                              OPUS MINERALS INC.












                  Dated as of the 17th day of January, 2000.

                        AGREEMENT OF PURCHASE AND SALE


          THIS AGREEMENT OF PURCHASE AND SALE made as of the 17th day of January, 2000.

BETWEEN:

               VERTEX VENTURES INC., a public company incorporated pursuant to the laws of the Province of Ontario

               (hereinafter referred to as the "Purchaser")

                                                            OF THE FIRST PART

               - and -



               OPUS MINERALS INC., a public company incorporated pursuant to the laws of the Province of Ontario

               (hereinafter referred to as the "Vendor")

                                                            OF THE SECOND PART

WHEREAS:

A.        The Vendor acquired from International Capri Resources Ltd.
          ("International Capri") certain soil/till samples and exploration, evaluation, scientific and technical data relating to mineral properties located on Baffin Island, Nunavut, Canada (the "Data") pursuant to the terms of that certain asset sale agreement between TNK Resources Inc., a predecessor of the Vendor, and International Capri dated as of November 5, 1998 (the "International Capri Agreement").

B. In February, 1999, the Vendor was granted four exploration permits in respect of mineral properties located on Baffin Island covering an area of approximately 234,688 acres, all as more particularly described in Schedule "A" attached hereto

          (which, together with the Data, shall be referred to herein as the "Baffin Island Property");

C. The Baffin Island Property is subject to certain royalties (the "Baffin Island Royalties") in favour of International Capri pursuant to the terms of the International Capri Agreement and Paul W. Pitman and Eric Craigie pursuant to an agreement between the Vendor and Paul Pitman and Eric Craigie dated December 1, 1998 (the "Pitman/Craigie Agreement");

D. The Vendor entered into an option and joint venture agreement dated July 13, 1999 as amended by letter agreement dated August 26, 1999 (collectively, the "Baffin Island Joint Venture Agreement") in respect of the Baffin Island Property with Mountain Province Mining Inc. ("Mountain Province"), a British Columbia public company listed on The Toronto Stock Exchange, pursuant to which Mountain Province earned a 50% interest in the Baffin Island Property by spending $300,000 on exploration expenditures on or in respect of the Baffin Island Property (the "Baffin Island Joint Venture Interest") and subsequent thereto the Vendor and Mountain Province formed a joint venture (the "Baffin Island Joint Venture") in respect of the Baffin Island Property pursuant to and in accordance with the terms of the Baffin Island Joint Venture Agreement;

E. The Vendor owns, through its Botswana Subsidiaries (as hereafter defined), exclusive rights to prospect for precious stones in nine (9) individual contiguous tracts of land located in the Ghanzi District of the Republic of Botswana, Africa, with a total area of approximately 2,277 km2, all as more particularly described in Schedule "B" attached hereto (collectively, the "Gope Property");

F. In the first quarter of 1998, the Vendor entered into three (3) separate joint venture agreements (the "Gope Joint Venture Agreement") with DeBeers Prospecting Botswana (Proprietary) Limited ("DeBeers Botswana") in respect of the Gope Property (the "Gope Joint Venture");

G. The Vendor's right, title and interest in and to the Baffin Island Property and in and to the Gope Property, together with any and all rights, privileges and benefits arising therefrom or incidental thereto, shall be referred to herein collectively as the "Properties";

H. The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the Vendor's right, title, interest and estate in and to the Properties, subject to the Permitted Encumbrances (as that term is hereinafter defined) in accordance with the subject to the term of this Agreement;

I. Furthermore, contemporaneously with the aforesaid purchase and sale of the Properties, the Purchaser and the Vendor have agreed to convert the Purchaser's outstanding debt to the Vendor of $265,000 into common shares of the Purchaser on the terms and conditions set out in this Agreement; and

J. The Vendor currently owns approximately 64% of the issued and outstanding shares of the Purchaser and the board of directors of the Vendor and the Purchaser are identical and, as a result, the Vendor and the Purchaser are "related parties" pursuant to Ontario Securities Commission Policy 9.1.

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties agree as follows:

                                   ARTICLE I
                                INTERPRETATION
                                --------------

1.1  Definitions
     -----------

     In this Agreement, unless the context otherwise requires, the following words and terms set forth in this Article I shall have the meanings respectively assigned to them:

     (a) "Agreement" means this Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein" and similar expressions mean and refer to this Agreement and not to any particular article, section, clause or subclause, "Section", "clause" or "subclause" means and refers to the specified article, section, clause or subclause of this Agreement;

     (b)  "Assumed Contracts" in respect of:

          (i)  the Baffin Island Property means:

               (A)  the International Capri Agreement;

               (B)  the Pitman/Craigie Agreement;

               (C)  the Baffin Island Joint Venture Agreement;

               (D)  Exploration Permit Nos. 2265, 2266, 2267 and 2268; and

               (E) such other agreements and contracts affecting the Baffin Island Property to be assigned by the Vendor and assumed by the Purchaser in connection with the purchase and sale of the Baffin Island Property as may to be necessary to give full effect to the transactions contemplated hereby; and

          (ii) the Gope Property means:

               (A)  the Gope Joint Venture Agreements;

               (B)  Prospecting Permit Nos. 142/93, 143/93, 145/93, 146/93.
                    147/93, 148/93, 149/93 and 67/97; and

               (C) such other agreements and contracts affecting the Gope Property to be assigned by the Vendor and assumed by the Purchaser in connection with the purchase and sale of the Gope Property as may to be necessary to give full effect to the transactions contemplated hereby;

     (c) "Baffin Island Property" has the meaning ascribed thereto in Recital B above;

     (d) "Baffin Island Joint Venture" has the meaning ascribed thereto in Recital D above;

     (e) "Baffin Island Joint Venture Agreement" has the meaning ascribed thereto in Recital D above;

     (f) "Baffin Island Joint Venture Interest" has the meaning ascribed thereto in Recital D above;

     (g) "Baffin Island Royalties" has the meaning ascribed thereto in Recital C above, reserved and/or granted in respect of the Baffin Island Property pursuant to the terms of the International Capri Agreement and the Pitman/Craigie Agreement;

     (h) "Botswana Subsidiaries" means the following three (3) wholly-owned private companies incorporated by the Vendor under the laws of the Republic of Botswana, Africa for the purpose of holding the Vendor's interests in and to the Gope Property:

          (i)   TNK Area 1 (Proprietary) Limited;
          (ii)  TNK Area 2 (Proprietary) Limited; and
          (iii) TNK Area 3 (Proprietary) Limited.;

     (i) "Business Day" means a day other than a Saturday or Sunday on which the principal commercial banks located in Toronto, Ontario are open for business during normal banking hours;

     (j)  "CDN" means The Canadian Dealing Network Inc.;

     (k) "Closing" means the completion of the transaction contemplated by this Agreement which shall take place at 10:00 a.m. on the Closing Date at the offices of Weir & Foulds in Toronto, Ontario;

     (l) "Closing Date" means February 22, 2000, or such earlier or later date as may be mutually agreed to by the parties in writing;

     (m)  "Data" has the meaning ascribed thereto in Recital A above;

     (n) "DeBeers Botswana" means DeBeers Prospecting Botswana (Proprietary) Limited, a Botswana corporation;

     (o)  "Debt" has the meaning ascribed thereto in Section 2.4 below;

     (p) "Debt Conversion" has the meaning ascribed thereto in Section 2.4 below;

     (q)  "Debt Shares" has the meaning ascribed thereto in Section 2.4 below;

     (r)  "Effective Date" means the date first written above;

     (s) "Funding Deadline" has the meaning ascribed thereto in Section 2.5 below;

     (t) "Gope Joint Venture Agreements" means those certain joint venture agreements between the Vendor and DeBeers in respect of the Gope Property as referred to in Recital F above;

     (u) "Gope Joint Ventures" has the meaning ascribed thereto in Recital F above;

     (v)  "Gope Property" has the meaning ascribed thereto in Recital E above;

     (w) "Interim Period" means the period from the Effective Date to the Closing Date;

     (x) "International Capri" means International Capri Resources Ltd., a corporation incorporated pursuant to the laws of the Province of British Columbia;

     (y) "International Capri Agreement" has the meaning ascribed thereto in Recital C above;

     (z) "Mining Authorities" means all governmental and other regulatory authorities having jurisdiction or governance over or in respect of the Baffin Island Property and the Gope Property;

     (aa) "Mountain Province" means Mountain Province Mining Inc., a corporation incorporated pursuant to the laws of the Province of British Columbia;

     (bb) "OSA" means the Ontario Securities Act and all regulations, rules and policies related thereto;

     (cc) "OSC" means the Ontario Securities Commission;

     (dd) "Permitted Encumbrances" means, in respect of:

          (i)  the Baffin Island Property, the following:

               (A) all liens for taxes, rates, assessments, government charges or levies not yet due;

               (B) all reservations, limitations, provisos and conditions expressed in the original grant from the Crown as varied by statute;

               (C) all rights, interests, charges and encumbrances disclosed by the public record;

               (D) any rights to easements, rights of access, rights of way, servitudes, restrictive covenants or other similar rights in land not disclosed by the public record of which the Vendor does not have notice or which have been disclosed in writing to the Purchaser prior to Closing;

               (E) all defects or irregularities disclosed by an existing survey or that would be disclosed by an up-to-date survey;

               (F)  the Baffin Island Royalties;

               (G)  the Baffin Island Joint Venture;

               (H)  the Baffin Island Joint Venture Agreement;

               (I)  the International Capri Agreement;

               (J)  the Pitman/Craigie Agreement; and

               (K) all restrictions, limits, terms and conditions set out in Exploration Permits Nos. 2265, 2266, 2267 and 2268.

          (ii) the Gope Property, the following:

               (A) liens for taxes, rates, assessments, government charges or levies not yet due;

               (B) all rights, interests, charges and encumbrances disclosed by the public record;

               (C) any rights to easements, rights of access, rights of way, servitudes, restrictive covenants or other similar rights in land not disclosed by the public record of which the Purchaser does not have notice or which have been disclosed in writing to the Vendor prior to Closing;

               (D) all defects or irregularities disclosed by an existing survey or that would be disclosed by an up-to-date survey;

               (E)  the Gope Joint Ventures;

               (F)  the Gope Joint Venture Agreements; and

               (G) all restrictions, limits, terms and conditions set out in Prospecting Permit Nos. 142/93, 143/94, 144/93, 145/93,
                    146/93, 147/93, 148/93, 149/93 and 67/97;.

     (ee) "Person" means any individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

     (ff) "Pitman/Craigie Agreement" has the meaning ascribed thereto in Recital C above;

     (gg) "Properties" means the Vendor's right, title and interest in and to the Baffin Island Property and in and to the Gope Property, together with any and all rights, privileges and benefits arising therefrom or incidental thereto;

     (hh) "Purchase Price" has the meaning ascribed to it in Section 2.2 hereof;

     (ii) "Purchaser's Documents" has the meaning ascribed to it in Section 6.2 hereof;

     (jj) "Purchaser's Conditions Precedent" means those certain conditions precedent to the completion of the transactions contemplated hereunder for the sole benefit of the Purchaser set out in Section 7.1 hereof;

     (kk) "Regulatory Body" and "Regulatory Bodies" means the CDN, OSC and Mining Authorities, together with any other governmental or regulatory bodies or authorities having jurisdiction or governance over or in respect of the Vendor, Purchaser or Properties;

     (ll) "Required Approvals" means any and all approvals and consents that may be required to complete the transactions contemplated by this Agreement in accordance with all applicable corporate, mining and securities laws governing or regulatory same, including, without limitation, all Regulatory Body, Third Party and shareholder approvals;

     (mm) "Third Party" means any Person other than the parties to this Agreement and includes International Capri, Mountain Province, Paul W. Pitman and Eric Craigie;

     (nn) "Valuation Report" means that certain valuation report dated December 31, 1999 in respect of the Properties prepared by MPH Consulting Limited, an independent valuator, pursuant to OSC Policy 9.1;

     (oo) "Vendor's Conditions Precedent" means those certain conditions precedent to the completion of the transactions contemplated hereunder for the sole benefit of the Vendor set out in Section 7.2 hereof; and

     (pp) "Vendor's Documents" has the meaning ascribed to it in Section 6.1 hereof.

1.2  Other Definitions
     -----------------

     Any words or expressions defined otherwise in this Agreement including the Schedules shall have the meanings respectively assigned to them notwithstanding that such definition does not appear in this Article 1. When used in the Schedules annexed hereto, terms defined in this Agreement shall have the same meaning unless the Schedules expressly otherwise define such terms. In case of any other inconsistency between the terms of this Agreement and the Schedules annexed hereto, the terms of this Agreement shall prevail.

1.3  Headings
     --------

     The Table of Contents to this Agreement, if any, together with the Articles, Sections, Sub-Sections, Paragraphs and Headings contained herein are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement. "Article", "Section", "Sub-section", "Paragraph" or "Schedule" means and refers respectively to the specified Article, Section, Sub-section or Schedule of this Agreement. "Hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section or Sub-section.

1.4  Gender and Number
     -----------------

     Words importing the singular include the plural and vice versa. Words importing gender include all genders. Words importing persons shall include firms and corporations and vice versa.

1.5  Entire Agreement
     ----------------

     With respect to the subject matter of this Agreement, this Agreement:

     (a) sets forth the entire agreement between the parties hereto and any persons who have in the past or who are now representing either of the parties hereto;

     (b) supersedes all prior understandings and communications between the parties hereto or any of them, oral or written; and

     (c)  constitutes the entire agreement between the parties hereto.

     Each party hereto acknowledges and represents that this Agreement is entered into after full investigation and that no party is relying upon any statement or representation made by the other of them or by any other person which is no embodied in this Agreement. Each party hereto acknowledges that he or it shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by each of the parties hereto.

1.6  Currency
     --------

     Unless otherwise indicated all dollar amounts referred to in this Agreement are in Canadian funds.

1.7  Time of the Essence
     -------------------

     Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

1.8  Governing Law
     -------------

     This Agreement shall be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules) and shall be treated in all respects as an Ontario contract. The parties hereto agree that the Courts of Ontario shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party hereto does hereby attorn to the jurisdiction of the Courts of the Province of Ontario.

1.9  Successors and Assigns
     ----------------------

     This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

1.10 Further Assurances
     ------------------

     Each party hereto agrees from time to time, subsequent to the date hereof, to execute and deliver or cause to be executed and delivered to the other such instruments or further assurances as may, in the reasonable opinion of the other, be necessary or desirable to give effect to the provisions of this Agreement or as may be reasonably required for registering or recording changes in ownership interests in the Properties.

1.12 Third Party Transfers of the Properties
     ---------------------------------------

     It is hereby understood and agreed that the Purchaser may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Properties to any other Person or entity at the sole discretion of the Purchaser without the Vendor's consent, provided that in the event of any sale, transfer or other disposition of any nature or kind whatsoever by the Purchaser of the Properties or any interest therein or any part thereof to a party other than the Vendor or Archibald (a "Third Party Purchaser"), the Purchaser will:

     (a) comply with the Permitted Encumbrances including, without limitation, the payment of the Baffin Island Royalties in accordance with its terms; and

     (b) ensure that in any agreement or deed of sale, assignment or disposition of the Properties or any part thereof to a Third Party purchaser a covenant which would bind the Third Party Purchaser and its heirs, administrators, successors and assigns to the same obligations and effect as this subsection is contained therein.

                                  ARTICLE II
                                 TRANSACTIONS
                                 ------------

2.1  Purchase and Sale
     -----------------

     Subject to the terms and conditions hereof, the Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Vendor all of the Vendor's right, title, estate and interest in and to the Properties, subject to the Permitted Encumbrances, on the Closing Date in consideration of the Purchase Price. The parties acknowledge and agree that the Vendor's right, title and interest in and to the Gope Property, which is held by its wholly-owned Botswana Subsidiaries, shall be conveyed and transferred to the Purchaser through the transfer by the Vendor to the Purchaser of all of the issued and outstanding ordinary shares of each of the Botswana Subsidiaries.

2.2  Purchase Price
     --------------

     The purchase price for the purchase and sale of the Purchased Assets shall be $675,000.00 in the aggregate (the "Purchase Price"), payable to the Vendor in accordance with the provisions of Section 2.3 and allocated between the Vendor's interest in the Baffin Island Property and its interest in the Gope Property as follows:

         Property                              Allocation in Purchase Price
         --------                              ----------------------------

         Baffin Island Property (50% interest)           $325,000
         Gope Property (100% interest)                    350,000
                                                         --------
         Total:                                          $675,000
                                                         ========

2.3  Payment of Purchase Price
     -------------------------

     The Purchase Price shall be paid and satisfied in full by the Purchaser on the Closing Date by the issuance and delivery by the Purchaser to the Vendor of a total of Four Million Five Hundred Thousand (4,500,000) duly issued, fully paid non-assessable common shares in the capital stock of the Purchaser (the "Payment Shares"), at an attributed value of $0.15 per Payment Share, subject to and in accordance with the provisions of this Agreement.

2.4  Conversion of Debt
     ------------------

     Contemporaneous with the completion of the purchase and sale of the Properties as contemplated herein, the parties further agree that on the Closing Date the Purchaser shall convert its outstanding debt to the Vendor (the "Debt Conversion") in the amount of $265,000 (the "Debt") into 1,766,667 additional duly issued, fully paid non-assessable common shares in the capital of the Purchaser (the "Debt Shares") at an attributed conversion rate of $0.15 per Debt Share, in full re-payment and satisfaction of the Debt.

2.5  Continual Funding
     -----------------

     The parties acknowledge and agree that the Vendor shall continue to fund the financial obligations of the Purchaser to the extent required for a period of up to ninety (90) days from the Closing Date or until the Purchaser has completed a private placement funding, whichever occurs first (the "Funding Deadline"). The Purchaser agrees to repay all such obligations that are funded by the Vendor from the Closing Date to the Funding Deadline forthwith upon completion of its private placement funding. Notwithstanding any other provision herein, the Purchaser acknowledges and agrees that the Vendor will no longer be in a position to further fund the obligations of the Purchaser from and after the Funding Deadline.

                                  ARTICLE III
                                    CLOSING
                                    -------

3.1  Closing
     -------

     In the event that the purchase transaction contemplated under Section 2.1 hereof cannot close by February 29, 2000 due to the failure to obtain any of the Required Approvals to the transactions contemplated herein, or due to the failure of each of the conditions precedent set out in Section 7.1 or 7.2 hereof not having been either satisfied or waived by the Purchaser or the Vendor in writing, as the case may be, then subject to the parties otherwise agreeing in writing and except as concerns covenants, warranties, representations or other obligations breached prior to such time, this Agreement shall terminate without any party incurring any liability to any other party, and all parties shall bear their own costs in connection with the transactions contemplated by this Agreement.

                                  ARTICLE IV
                  REPRESENTATIONS,  WARRANTIES AND COVENANTS
                  ------------------------------------------

4.1  Representations, Warranties and Covenants by the Vendor to the Purchaser
     ------------------------------------------------------------------------

     As a material inducement to E21 entering into this Agreement and consummating the transaction contemplated hereby and acknowledging that E21 is entering into this Agreement in reliance upon the representations, warranties and covenants of Elliott and Schepp hereinafter set forth, Elliott and Schepp each hereby represent and warrant to and covenant with E21 that, as at the Effective Date (which representations, warranties and covenants shall also be true or satisfied at the Closing Date):

     (a)  Recitals.  The recitals, to the extent that they apply to the Vendor,
          ---------
          are true and correct.

     (b)  Title.  The Vendor is the beneficial owner of a 50% interest in and to
          ------
          the Baffin Island Property and, through its Botswana Subsidiaries, a 100% interest in and to the Gope Property, in both cases free and clear of any and all royalties, liens, defects, charges and encumbrances of any kind or nature whatsoever, whether written or oral, save and except for the Permitted Encumbrances.

     (c)  Possession.  The Vendor, either directly or through its Botswana
          -----------
          Subsidiaries, is in exclusive possession of the Properties, subject to the Permitted Encumbrances.

     (d)  Status.  The Vendor is a corporation duly formed and organized under
          -------
          the laws of the Province of Ontario and is validly subsisting and in good standing under such laws and has the necessary corporate power and authority to own the interests in the Properties and to deal with the Properties as contemplated in this Agreement.

     (e)  Botswana Subsidiaries.  The Vendor is the sole registered and
          ----------------------
          beneficial owner of all 277 issued and outstanding ordinary shares in the capital stock of each of the Botswana Subsidiaries, save and except for 1 ordinary share of each registered in the name of Elizabeth Kirkwood as nominee of the Vendor, free and clear of any and all liens, charges and encumbrances of any nature of kind whatsoever and no other person or entity has any right, title or interest, contingent or otherwise, in the said shares, save and except for the interests of DeBeers Botswana pursuant to the terms of the Gope Joint Venture Agreements;

     (f)  Authorization and Enforceability.  Subject to obtaining the Required
          ---------------------------------
          Approvals, this Agreement and the consummation of the transactions contemplated thereby have been duly authorized, executed and delivered by, and constitutes a legal, valid, binding and enforceable obligation of, the Vendor in accordance with its terms, but subject to limitations with respect to enforcement imposed in connection with laws affecting the rights of creditors generally including, without limitation, applicable bankruptcy, insolvency, moratorium, reorganization or similar laws and to the extent equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

     (g)  No Violation.  Neither the execution nor delivery of this Agreement,
          -------------
          nor the consummation of the transactions contemplated hereby, nor compliance with and fulfilment of the terms and provisions of this Agreement will:

          (i) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under:

               (A)  any of the constating documents or by-laws of the Vendor; or

               (B) any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which the Vendor is a party of or by which it is bound; or

          (ii) require any affirmative approval, consent, authorization or other order or action by any court, governmental authority or regulatory body or by any creditor of the Vendor or any party to any agreement to which the Vendor is a party or by which the Vendor is bound, except as shall have been obtained prior to Closing.

     (h)  Power and Authority.  Subject to obtaining the Required Approvals, the
          --------------------
          Vendor has the full and undisputed power, authority and right to enter into and perform its obligations under this Agreement and to assign, transfer and convey its entire right, title, estate and interest in and to the Properties to the Purchaser as provided herein.

     (i)  No Encumbrances.  Other than the Permitted Encumbrances, the Vendor
          ----------------
          has not made, committed, executed or suffered any act, deed, matter or thing whereby its interest in the Properties may be affected or encumbered in title or otherwise.

     (j)  Compliance.  The Properties are in compliance with the mining laws of
          -----------
          the jurisdiction in which they are located, including, all applicable reclamation and environmental laws, rules, regulations, orders, judgments and decrees.

     (k)  Residency.  The Vendor is not a non-resident for purposes of section
          ----------
          116 of the Income Tax Act (Canada).

     (l)  Bulk Sales.  The sale, transfer, assignment and conveyance of the
          -----------
          Vendor's interest in and to the Properties by the Vendor to the Purchaser herein is exempt from the application of any bulk sales provisions of all jurisdictions in Canada.

     (m)  Consents and Approvals.  Other than the Required Approvals, no
          -----------------------
          consent, licence, approval, order or authorization of, or registration, filing or declaration with any governmental authority that has not been obtained or made by the Vendor and no consent of any Third Party is required to be obtained by the Vendor in connection with the execution, delivery and performance by the Vendor of this Agreement or the consummation of the transactions contemplated hereby.

     (n)  No Actions or Proceedings.  There is no action, lawsuit, claim,
          --------------------------
          proceeding, or investigation pending or, to the best knowledge of the Vendor, threatened against, relating to or affecting the Vendor or the Properties before any court, government agency, or any arbitrator of any kind. The Vendor is not aware of any existing ground on which any such proceeding might be commenced with any reasonable likelihood of success; and there is not presently outstanding against the Vendor any judgment, decree, injunction, rule or order of any court, governmental agency, or arbitrator relating to or affecting the Vendor or in connection with the Properties.

     (o)  Compliance with Contracts.  The Vendor is not in material default
          --------------------------
          under any of the Assumed Contracts or any other contract, lease, licence, engagement agreement, commitment, indenture or other instrument relating to or affecting the Properties, whether written or oral, including, without limitation, those referred to in the Schedules hereto to which it is a party and there exists no state of facts which after notice or lapse of time or both would constitute such a material default and all such contracts, leases, licence, engagements, agreements, commitments, indentures or other instruments relating to or affecting the Properties are now in good standing and in full force and effect and the Vendor is entitled to all rights and benefits thereunder.

     (p)  Taxes.  All taxes, assessments and other charges levied on the
          ------
          Properties or any part thereof have been paid up to and including the Closing Date.

     (q)  Press Release.  The Vendor will confer and co-operate, acting
          --------------
          reasonably and in good faith, with the Purchaser in respect of the preparation of any proposed press releases relating to the transactions contemplated by this Agreement, if any.

     (r)  Assignment and Assumption of the Assumed Contracts.  In respect of the
          ---------------------------------------------------
          Assumed Contracts (other than the joint venture agreement with DeBeers in respect of Area 1 of the Gope Property which has been terminated by the parties thereto):

          (i) the Vendor has not received any notice of default of any of the terms or provisions of any of the Assumed Contracts;

          (ii) each of the Assumed Contracts is a good, valid and subsisting agreement in good standing enforceable against each of the parties thereto in accordance with the terms thereof, and all royalties and other payments reserved thereby due and owing have been duly paid by the Vendor and all covenants and conditions therein contained have been duly observed and performed by the Vendor;

          (iii) each of the Assumed Contracts is in full force and effect, unchanged and unmodified; and

          (iv) there is no outstanding dispute under any of the Assumed Contracts among the parties thereto and there is no known default on the part of the Vendor thereunder or any other party thereto.

4.2  Representations, Warranties and Covenants by the Purchaser to the Vendor
     ------------------------------------------------------------------------

     As a material inducement to the Vendor entering into this Agreement and consummating the transaction contemplated hereby and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations, warranties and covenants of the Purchaser hereinafter set forth, the Purchaser hereby represents and warrants to and covenants with the Vendor that, as at the Effective Date (which representations, warranties and covenants shall also be true or satisfied at the Closing Date):

     (a)  Recitals.  The recitals, to the extent that they apply to the
          ---------
          Purchaser, are true and correct.

     (b)  Status.  The Purchaser is a corporation duly incorporated and
          -------
          organized under the laws of the Province of Ontario and is validly subsisting and in good standing under such laws and has the necessary corporate power and authority to enter into this Agreement and complete the transactions contemplated thereby.

      (c) Authorization and Enforceability.  Subject to obtaining the Required
          ---------------------------------
          Approvals, this Agreement and the consummation of the transactions completed thereby have been duly authorized, executed and delivered by, and constitutes a legal, valid, binding and enforceable obligation of, the Purchaser in accordance with its terms, but subject to limitations with respect to enforcement imposed in connection with laws affecting the rights of creditors generally including, without limitation, applicable bankruptcy, insolvency, moratorium, reorganization or similar laws and to the extent equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

     (d)  No Violation.  Neither the execution nor delivery of this Agreement,
          -------------
          nor the consummation of the transactions contemplated hereby, nor compliance with and fulfilment of the terms and provisions of this Agreement will:

          (i) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under:

               (A)  any of the constating documents or by-laws of the Purchaser;
                    or

               (B) any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which the Purchaser is a party of or by which it is bound; or

          (ii) require any affirmative approval, consent, authorization or other order or action by any court, governmental authority or regulatory body or by any creditor of the Purchaser or any party to any agreement to which the Purchaser is a party or by which the Purchaser is bound, except as shall have been obtained prior to Closing.

     (e)  Power and Authority.  Subject to obtaining the Required Approvals, the
          --------------------
          Purchaser has the full and undisputed power, authority and right to enter into and perform its obligations under this Agreement and to issue the Payment Shares and the Debt Shares to the Vendor as contemplated herein.

     (f)  Consents and Approvals.  Other than Required Approvals, no consent,
          -----------------------
          licence, approval, order or authorization of, or registration, filing or declaration with any governmental authority that has not been obtained or made by the Purchaser and no consent of any Third Party is required to be obtained by the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

     (g)  Press Releases.  The Purchaser will confer and co-operate, acting
          ---------------
          reasonably and in good faith, with the Vendor in respect of the preparation of any proposed press releases relating to the transactions contemplated by this Agreement, if any.

     (h)  Due Issuance.  When issued to the Vendor in accordance with the terms
          -------------
          of this Agreement, the Payment Shares and the Debt Shares shall be duly issued as fully paid non-assessable common shares in the capital stock of the Purchaser.

     (i)  Reporting Issuer Status and Quotation.  The Purchaser is a reporting
          --------------------------------------
          issuer in good standing in the Province of Ontario and its common shares are quoted for trading by CDN.

4.3  Survival of Representations, Warranties and Covenants
     -----------------------------------------------------

     The representations, warranties and covenants of the parties contained in this Agreement and in any document or certificate given pursuant hereto shall survive for a period of two (2) years from the Closing Date. After which time, if prior to the expiry of the applicable warranty period, no claim shall have been made hereunder by a party with respect to any incorrectness in or breach of any such representations, warranties or covenants made herein by any of the other party, then such other party shall have no further liability hereunder with respect to such representations, warranties or covenants.

4.4  Indemnification by the Vendor
     -----------------------------

     The Vendor covenants and agrees to indemnify and save harmless the Purchaser, its officers, directors and shareholders from and against any and all claims, losses, liabilities, obligations, damages, fees, fines, penalties, interests, deficiencies, costs or expenses, of any nature or kind whatsoever (collectively the "Claims"), arising by virtue or in respect of any inaccuracy, misstatement, misrepresentation or omission made by the Vendor in connection with any matters set out herein, and any and all actions, suits, proceedings, demands, claims, costs, legal and other expenses related or incidental thereto.

     Furthermore, the Vendor covenants and agrees to indemnify and save harmless the Purchaser, its respective officers, directors and shareholders, from and against any Claim, directly or indirectly incurred or asserted by or against the Purchaser or its officers, directors or shareholders, as the case may be, after the Closing Date relating to, arising out of, resulting from or in any way connected with, directly or indirectly, any and all of the

Vendor's obligations under the Permitted Encumbrances prior to the Closing Date and any and all actions, suits, proceedings, demands, claims, costs, legal and other expenses incidental thereto.

4.5  Indemnification by the Purchaser
     --------------------------------

     The Purchaser covenants and agrees to indemnify and save harmless the Vendor, its officers, directors and shareholders and against any and all Claims arising by virtue or in respect of any inaccuracy, misstatement, misrepresentation or omission made by the Purchaser in connection with any matters set out herein, and any and all actions, suits, proceedings, demands, claims, costs, legal and other expenses related or incidental thereto.

     Furthermore, the Purchaser covenants and agrees to indemnify and save harmless the Vendor, its respective officers, directors and shareholders, from and against any Claim, directly or indirectly incurred or asserted by or against the Vendor or its officers, directors or shareholders, as the case may be, after the Closing Date relating to, arising out of, resulting from or in any way connected with, directly or indirectly, any and all of the Purchaser's obligations under the Permitted Encumbrances after the Closing Date and any and all actions, suits, proceedings, demands, claims, costs, legal and other expenses incidental thereto.

4.6  Survival of Indemnities
     -----------------------

     The indemnities provided herein will remain in full force and effect until all possible liabilities of the Persons indemnified thereby arising out of the transactions contemplated by this Agreement are extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by such indemnified Persons from any other Person.

4.7  Limitations on Indemnifications
     -------------------------------

     Each of the foregoing indemnifications applies only to the extent that the Claims suffered or incurred by the injured party within the term period set out in Section 4.3 above have not arisen as a result of its own negligence or wilful misconduct, or as a result of the breach of any of its own covenants, warranties, representations or other obligations under this Agreement.

4.8  Non-Waiver
     ----------

     No investigations made by or on behalf of either of the parties hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other party herein or pursuant hereto. No waiver by either of the parties hereto of any condition herein, in whole or in part, shall operate as a waiver of any other condition herein.

                                   ARTICLE V
                                INTERIM PERIOD
                                --------------

5.1  Purchaser's Examination
     -----------------------

     The Vendor covenants and agrees during the Interim Period, if and as requested by the Purchaser, to make or cause to be made available for the review by the Purchaser and its agents and servants, all agreements, correspondence, reports, records and other documents and materials which in any manner relate to or affect the Properties and to which the Vendor has or can obtain access, including, without limitation, all geological and engineering reports, records, logs and drawings to which the Vendor has or can obtain access.

5.2  Vendor's Conduct
     ----------------

     The Vendor covenants and agrees during the Interim Period to continue to ensure that the Properties are maintained in a proper and prudent manner in accordance with good mining industry standards and practices and shall not, without the prior written consent of the Purchaser:

     (a)  propose or initiate any operations in respect of the Properties;

     (b)  surrender or abandon the Properties or any of them; or

     (c) enter into or amend any agreement or instrument materially affecting or relating to the Properties or any of them.

5.3  Vendor's Required Consent
     -------------------------

     The Vendor will give its consent (and provide such reasonable assurances as may be required) and the Vendor shall use its best efforts to obtain (including the provision of such reasonable assurances as may be required), any and all consents and required approvals, including the Required Approvals, of all other Persons to the transactions contemplated by this Agreement, as may be required pursuant to any statute, law or ordinance or by any governmental or other regulatory authority having jurisdiction, including any Regulatory Body, as expeditiously as possible, and the Vendor will pay the cost of soliciting any such approvals or consents. The Purchaser will cooperate in obtaining such consents and approvals to the extent reasonably necessary and without material financial obligation.

5.4  Purchaser's Required Consent
     ----------------------------

     The Purchaser will give its consent (and provide such reasonable assurances as may be required) and the Purchaser shall use its best efforts to obtain (including the provision of such reasonable assurances as may be required), any and all consents and required approvals, including the Required Approvals, of all other Persons to the transactions contemplated by this Agreement, as may be required pursuant to any statute, law or ordinance or by any governmental or other regulatory authority having jurisdiction, including any Regulatory Body, as expeditiously as possible, and the Purchaser will pay the cost of soliciting any such approvals or consents. The Vendor will cooperate in obtaining such consents and approvals to the extent reasonably necessary and without material financial obligation.

5.5  Support of Transactions by the Vendor
     -------------------------------------

     The Vendor agrees to use its best efforts to cause each of its directors, officers, employees, shareholders, representatives, agents, advisers, accountants and attorneys to support the transactions contemplated by this Agreement and agrees not to take any steps which may, directly or indirectly, diminish in any manner whatsoever the likelihood of the completion of the transactions contemplated hereunder.

5.6  Support of Transactions by the Purchaser
     ----------------------------------------

     The Purchaser agrees to use its best efforts to cause its directors, officers, employees, shareholders, representatives, agents, advisers, accountants and attorneys to support the transactions contemplated by this Agreement and agrees not to take any steps which may, directly or indirectly, diminish in any manner whatsoever the likelihood of the completion of the transactions contemplated hereunder.

                                  ARTICLE VI
                               CLOSING DOCUMENTS

6.1  Vendor's Closing Documents
     --------------------------

     The Vendor covenants and agrees to deliver or cause to be delivered to the Purchaser fully executed copies of the following documents on or before the Closing Date in form satisfactory to the Purchaser, acting reasonably (collectively, the "Vendor's Documents"):

     (a) specific conveyances of the Properties in favour of the Purchaser in registerable form, if necessary;

     (b) a general conveyance conveying all of the Vendor's right, title, estate and interest in and to the Properties and Botswana Subsidiaries to the Purchaser effective as at the Closing Date;

     (c) share certificates representing all 277 ordinary shares of each of the Botswana Subsidiaries, duly endorsed in blank for transfer, together with an instrument of stock transfer in respect of same;

     (d) newly issued share certificates from each of the Botswana Subsidiaries representing 276 ordinary shares of each registered in the name of the Purchaser and 1 ordinary share of each registered in the name of Elizabeth Kirkwood, as nominee of the Purchaser;

     (e) a certified resolution of the board of directors of each of the Botswana Subsidiaries authorizing and approving the transfer of ordinary shares of each of the Vendor to the Purchaser;

     (f) an assignment and assumption agreement in respect of the Assumed Contracts;

     (g)  that portion of the Data in the Vendor's possession or control;

     (h) a receipt issued to the Purchaser in respect of payment in full of the Debt by the Purchaser;

     (i) a certificate of a director or senior officer of the Vendor certifying that the Vendor is not a non-resident within the meaning of Section 116 of the Income Tax Act (Canada);

     (j) a certificate of the Vendor dated as of the Closing Date certifying that, except as noted in such certificate:

          (i) all the representations and warranties of the Vendor set forth in this Agreement are true and correct as at the Closing Date; and

          (ii) all the terms, covenants and agreements set forth in the Agreement to be complied with or performed by the Vendor at or prior to the Closing Date have been complied with or performed by the Vendor at or prior to the Closing Date;

     (k) a certificate of an authorized signing officer of the Vendor attaching an incumbency certification of all officers and directors of the Vendor;

     (l) a certified copy of a board of directors resolution of the Vendor authorizing and approving the transfer of the Properties to the Purchaser;

     (m) a certified copy of a shareholders resolution of the Vendor authorizing and approving the transfer of the Properties to the Purchaser;

     (n)  non-merger agreement; and

     (o) all such other documents and assurances as may be reasonably required by the Purchaser, acting reasonably, to more effectively complete the transactions herein provided for and contemplated by.

6.2  Purchaser's Closing Documents
     -----------------------------

     The Purchaser covenants and agrees to deliver or cause to be delivered to the Vendor fully executed copies of the following documents on or before the Closing Date (in form satisfactory to the Vendor, acting reasonably, collectively, the "Purchaser's Documents"):

     (a) a share certificate representing the Payment Shares, duly issued in the name of the Vendor;

     (b) a share certificate representing the Debt Shares, duly issued in the name of the Vendor;

     (c) an assignment, assumption and release agreement in respect of the Assumed Contracts;

     (d) a certificate of the Purchaser dated as of the Closing Date certifying that, except as noted in such certificate:

          (i) all the representations and warranties of the Purchaser set forth in this Agreement are true and correct as at the Closing Date; and

          (ii) all the terms, covenants and agreements set forth in the Agreement to be complied with or performed by the Purchaser at or prior to the Closing Date have been complied with or performed by the Purchaser at or prior to the Closing Date;

     (e) a certificate of an authorized signing officer of the Purchaser attaching an incumbency certification of all officers and directors of the Purchaser;

     (f) a certified copy of a board of directors resolution of the Purchaser authorizing and approving the purchase of the Properties from the Vendor and the payment of the Purchase Price and the completion of the Debt Conversion, including the issuance of the Payment Shares and Debt Shares to the Vendor, respectively;

     (g) a certified copy of a shareholders resolution of the Purchaser authorizing and approving the purchase of the Properties from the Vendor and the payment of the Purchase Price and the completion of the Debt Conversion, including the issuance of the Payment Shares and Debt Shares to the Vendor, respectively;

     (h)  non-merger agreement; and

     (i) all such other documents and assurances as may be reasonably required by the Purchaser, acting reasonably, to more effectively complete the transactions herein provided for and contemplated by.

                                  ARTICLE VII
                        CONDITIONS PRECEDENT TO CLOSING
                        -------------------------------

7.1  Purchaser's Conditions Precedent
     ---------------------------------

     The obligation of the Purchaser to complete the transaction contemplated hereunder shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent:

     (a)  Delivery of Vendor's Documents.  The Purchaser shall on or before the
          -------------------------------
          Closing Date have received from the Vendor the Vendor's Documents, together with all other transfers, conveyances, assignments, novation agreements, notices and other documents and instruments as the Purchaser may reasonably request for the purpose of effecting the purchase and sale of the Properties in accordance with the terms of this Agreement.

     (b)  Truth and Accuracy of Representations.  All of the representations and
          --------------------------------------
          warranties of the Vendor made in or pursuant to this Agreement, shall be true and correct in all material respects as at the Closing Date and with the same effect as if made at and as of the Closing Date, the Purchaser shall not at the Closing Date be aware of any facts to the contrary, and the Purchaser shall have received certificates dated the Closing Date in form satisfactory to the Purchaser, acting reasonably, signed by the Vendor certifying the truth and correctness in all material respects of the representations and warranties of the Vendor made in or pursuant to the Agreement.

     (c)  Performance of Covenants.  The Vendor will have performed and complied
          -------------------------
          with all terms, covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

     (d)  Compliance with Regulatory Requirements.  All consents, approvals,
          ----------------------------------------
          orders and authorizations of any Persons or governmental authorities in Canada or elsewhere (or registrations, declarations, filings or records with any such authorities), including, without limitation, all Required Approvals, and such registrations, recordings and filings with such securities regulatory and other public authorities as may be required to be obtained or filed by the Vendor in connection with the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof shall have been obtained on or before the Closing Date.

     (e)  No Orders or Decrees.  There shall not be in force any order or decree
          ---------------------
          restraining or enjoining the consummation of the transactions contemplated by this Agreement.

     The foregoing conditions precedent shall be for the sole benefit of the Purchaser and may be waived in whole or in part by them in writing. In the event that any of the foregoing conditions are not satisfied or waived, on or before the Closing Date, the Purchaser shall be entitled to terminate this Agreement by notice in writing given to the Vendor on or before the Closing Date.

7.2  Vendor's Conditions Precedent
     -----------------------------

     The obligation of the Vendor to complete the transaction contemplated hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing Date, of each of the following conditions precedent:

     (a)  Delivery of Purchaser's Documents.  The Vendor shall on or before the
          ----------------------------------
          Closing Date have received the Purchaser's Documents from the Purchaser.

     (b)  Truth and Accuracy of Representations.  All of the representations and
          --------------------------------------
          warranties of the Purchaser made in or pursuant to this Agreement, shall be true and correct in all material respects as at the Closing Date and with the same effect as if made at and as of the Closing Date, the Vendor shall not at the Closing Date be aware of any facts to the contrary, and the Purchaser shall have received certificates dated the Closing Date in form satisfactory to the Vendor, acting reasonably, signed by the Purchaser certifying the truth and correctness in all material respects of the representations and warranties of the Purchaser made in or pursuant to this Agreement.

     (c)  Performance of Covenants.  The Purchaser shall have performed and
          -------------------------
          complied with all terms, covenants, agreements and conditions required by this Agreement to be performed and complied with by them on or before the Closing Date.

     (d)  Compliance with Regulatory Requirements.  All consents, approvals,
          ----------------------------------------
          orders and authorizations of any Persons or governmental authorities in Canada or elsewhere (or registrations, declarations, filings or records with any such authorities), including, without limitation, all Required Approvals, and all such registrations, recordings and filings with such securities regulatory and other public authorities as may be required to be obtained or filed by the Purchaser in connection with the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof, shall have been obtained on or before the Closing Date.

     (e)  CDN Quotation.  The completion of any of the transactions contemplated
          --------------
          by this Agreement, either individually or in the aggregate, shall not, in the sole and absolute discretion of the Vendor, jeopardize the existing quotation of the Vendor's common shares by CDN.

     (f)  No Orders or Decrees.  There shall not be in force any order or decree
          ---------------------
          restraining or enjoining the consummation of the transactions contemplated by this Agreement.

     (g)  Debt Conversion.  The Purchaser shall have issued the Debt Shares to
          ----------------
          the Vendor in furtherance of the Debt Conversion.

     The foregoing conditions precedent shall be for the sole benefit of the Vendor and may be waived in whole or in part by them in writing. In the event that any of the foregoing conditions are not satisfied or waived, on or before the Closing Date, the Vendor shall be entitled to terminate this Agreement by notice in writing given to the Purchaser on or before the Closing Date.

7.3  Consequences of Termination
     ---------------------------

     Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated in accordance with its terms prior to the completion of the purchase and sale transaction contemplated by it, then except as concerns covenants, warranties, representations or other obligations breached prior to the time at which termination occurs, and except as concerns any cost payment obligations incurred under the provisions of this Agreement, the parties shall be released from all of their obligations under this Agreement.

                                 ARTICLE VIII
                                    GENERAL
                                    -------

8.1  Notices and Communications
     --------------------------

     All payments and communications which may be or are required to be given by either party to the other herein shall (in the absence of any specific provision to the contrary) be in writing and, in the case of payments delivered or sent by prepaid registered mail and, in the case of communications, delivered or sent by prepaid registered mail or by facsimile transmission (provided sender obtains evidence or verification of transmission receipt) to the parties at their following respective addresses:

         To the Purchaser:  Vertex Ventures Inc.
                            1 First Canadian Place
                            100 King Street West
                            Suite 745
                            Toronto, ON   M5X 1E2

                            Attn:  Elizabeth J. Kirkwood, President
                            Fax:   (416) 364-0618

         To the Vendor:     Opus Minerals Inc.
                            1 First Canadian Place
                            100 King Street West
                            Suite 745
                            Toronto, ON   M5X 1E2

                            Attn:  Elizabeth J. Kirkwood, President
                            Fax:   (416) 364-0618

With a copy of all notices and communications hereunder to go to:

                            Weir & Foulds
                            Barristers and Solicitors
                            Suite 1600, Exchange Tower
                            130 King Street West
                            Toronto, ON    M5X 1J5

                            Attn: Wayne T. Egan
                            Fax: (416) 365-1876

and if any such payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third Business Day following the mailing thereof and, if delivered or so telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third Business Day following the mailing thereof, then the mailing of any such payment or communication as aforesaid shall not be an effective means of sending the same but rather any payment must then be sent by delivery, and any communication by delivery or facsimile transmission. Either party may from time to time change its address hereinbefore set forth by notice to the other of them in accordance with this section.

8.2  Goods and Services Tax
     ----------------------

     The Purchaser undertakes and agrees to comply with all federal and provincial sales tax legislation and, in particular, the Purchaser acknowledges that the Purchase Price does not include any goods and services tax ("GST") which may be exigible and payable in respect of this transaction, if any. If the Purchaser is registered under the Excise Tax Act and wishes to self-assess or remit the GST to the Receiver General directly, than the Purchaser shall provide the Vendor on or before closing with evidence satisfactory to the Vendor that the Purchaser is registered under the Excise Tax Act and that its registration has not been cancelled as at the Closing Date, together with a GST Certificate, Warranty and Indemnity in a form satisfactory to the Vendor acting reasonably.

8.3  Planning Act
     ------------

     This Agreement is entered into subject to the express conditions that it is to be effective only if the provisions of section 50 of the Planning Act, R.S.O. 1990, c. P.13, as amended, are complied with.

8.4  Non-Merger
     ----------

     The provisions contained in this Agreement shall survive the Closing Date in accordance with the express terms thereof and shall not merge in any conveyance, transfer, assignment, novation agreement or other document or instrument delivered pursuant hereto or in connection herewith.

8.5  Bulk Sales Act Compliance
     -------------------------

     The Purchaser has been advised that the Vendor is a going concern which will continue to have significant assets well in excess of the value of the Properties. In consideration of the Purchaser not requiring evidence of compliance with the provisions of the Bulk Sales Act, the Vendor hereby agrees to indemnify and hold harmless the Purchaser from and against all claims, losses, damages or costs incurred or suffered by the Purchaser arising out of the application of such Act to the transaction contemplated by this Agreement.

8.6  Form of Documents
     -----------------

     All documents to be executed and delivered by the Vendor to the Purchaser on the Closing Date shall be in form and substance satisfactory to the
Purchaser, acting reasonably.   All documents to be executed and delivered by
the Purchaser to the Vendor on the Closing Date shall be in a form and substance satisfactory to the Vendor, acting reasonably.

8.7  Confidentiality
     ---------------

     Whether or not the transaction contemplated by this Agreement is completed, the parties hereto agree that all confidential information concerning the parties hereto and the terms and provisions of this Agreement shall be maintained in confidence by the parties hereto and will not be disclosed to any other Person provided that such information may be disclosed if such information is of public knowledge, or comes to the public domain without fault of the parties hereto, or if disclosure of such information is required by any present or future law, regulation or government authority.

8.8  Tender
     ------

     Any tender of documents or money may be made upon the party being tendered upon or its solicitors. Any money may be tendered by certified cheque or bank draft.

8.9  Counterparts
     ------------

     This Agreement may be executed in any number of counterparts and all such counterparts shall for all purposes constitute one agreement, binding on the parties hereto, provided each party hereto has executed at least one counterpart, and each shall be deemed to be an original, notwithstanding that all parties are not signatory to the same counterpart.

8.10 Expenses
     --------

     All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.11 Enurement
     ---------

     This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.

8.12 Waivers
     -------

     The parties hereto may, by written agreement:

         (a) extend the time for the performance of any of the obligations or other acts of the parties hereto;

         (b) waive any inaccuracies in the warranties, representations, covenants or other undertakings contained in this Agreement or in any document or certificate delivered pursuant to this agreement; or

         (c) waive compliance with or modify any of the warranties, representations, covenants or other undertakings or obligations contained in this Agreement and waive or modify performance by any of the parties thereto.

     IN WITNESS WHEREOF the parties have duly signed, sealed and delivered this Agreement as of the Effective Date.



SIGNED, SEALED AND                )           VERTEX VENTURES INC.
DELIVERED in the                  )
presence of:                      )
                                  )           Per:   _________________________
                                  )           Name:  Elizabeth J. Kirkwood
                                  )           Title: President
                                  )
                                  )           I have authority to bind the
                                  )           Corporation
                                  )
                                  )
                                  )           OPUS MINERALS INC.
                                  )
                                  )
                                  )           Per:   _________________________
                                  )           Name:  Elizabeth J. Kirkwood
                                  )           Title: President
                                  )
                                  )           I have authority to bind the
                                  )           Corporation

                                 SCHEDULE "A"

                     Description of Baffin Island Property
                     -------------------------------------

                    NORTHERN TERRITORIES/NUNAVUT TERRITORY


Date of Issue    Permit No.       Claim Sheet        Quarter           Acres        Length (Years)
--------------------------------------------------------------------------------------------------
Jan. 29/99         2265            048-A-04            NW                59,072            5
--------------------------------------------------------------------------------------------------
Jan. 29/99         2266            048-A-05            SW                58,272            5
--------------------------------------------------------------------------------------------------
Jan. 29/99         2267            048-B-01            NW                59,072            5
--------------------------------------------------------------------------------------------------
Jan. 29/99         2268            048-B-08            SE                58,272            5
--------------------------------------------------------------------------------------------------

                                 SCHEDULE "B"

                         Description of Gope Property
                         ----------------------------



Geographic Area Number        Permit Number            Registered Permit Holder
--------------------------------------------------------------------------------------------
Area No. 2                    142/93                   TNK Area 2 (Proprietary) Limited
--------------------------------------------------------------------------------------------
Area No. 2                    143/93                   TNK Area 2 (Proprietary) Limited
--------------------------------------------------------------------------------------------
Area Nos. 2 and 3             145/93                   TNK Area 2 (Proprietary) Limited and
                                                       TNK Area 3 (Proprietary) Limited
--------------------------------------------------------------------------------------------
Area No. 1                    146/93                   TNK Area 1 (Proprietary) Limited
--------------------------------------------------------------------------------------------
Area No. 2                    147/93                   TNK Area 2 (Proprietary) Limited
--------------------------------------------------------------------------------------------
Area No. 3                    148/93                   TNK Area 3 (Proprietary) Limited
--------------------------------------------------------------------------------------------
Area No. 3                    149/93                   TNK Area 3 (Proprietary) Limited
--------------------------------------------------------------------------------------------
Area No. 2                     67/97                   TNK Area 2 (Proprietary) Limited
--------------------------------------------------------------------------------------------